Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-115006 and 333-132895 on Form SB-2 and Registration Statement Nos. 33-6300, 33-19372, 33-38928, 33-38925, 33-86726, 333-14607, 333-29949, 333-85988, and 333-99233 of MFIC Corporation (the “Company”) on Form S-8 of our report dated March 12, 2006, except for Note 6, as to which the date is March 23, 2006, pertaining to the consolidated financial statements and schedules of MFIC Corporation which appears in the Annual Report on Form 10-K for the year end December 31, 2005.

/s/ Brown & Brown, LLP

Boston, Massachusetts
March 28, 2007